Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232234 and 333-237220 on Form S-8 of our report dated March 16, 2021 relating to the consolidated financial statements of Akero Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Parsippany, NJ

March 16, 2021